                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13D-102)



 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)



                               ARIS CORPORATION
                     ------------------------------------
                               (Name of Issuer)

                     COMMON STOCK, NO PAR VALUE PER SHARE
                     ------------------------------------
                        (Title of Class of Securities)

                                  04040A-10-1
                     ------------------------------------
                                (CUSIP Number)

                                Not Applicable
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [  ]  Rule 13d-1(b)
     [  ]  Rule 13d-1(c)
     [  ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 10 Pages
                    An Index of Exhibits appears on Page 11

CUSIP NO.                         Schedule 13G                Page 2 of 10 Pages
04040A-10-1
------------------------                             ---------------------------

1.                    NAMES OF REPORTING PERSONS
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Stephen J. Brugger
-----------------------------------------------------------------------------------------------------------
2.                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a) [ ]
                                                                                             (b) [ ]
-----------------------------------------------------------------------------------------------------------
3.                    SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4.                    CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States Citizen
-----------------------------------------------------------------------------------------------------------
     NUMBER OF              5.  SOLE VOTING POWER                       456,294
-----------------------------------------------------------------------------------------------------------
      SHARES
-----------------------------------------------------------------------------------------------------------
    BENEFICIALLY            6.  SHARED VOTING POWER                     0
-----------------------------------------------------------------------------------------------------------
      OWNED BY
-----------------------------------------------------------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER                  456,294
-----------------------------------------------------------------------------------------------------------
     REPORTING
-----------------------------------------------------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER                0
-----------------------------------------------------------------------------------------------------------
9.                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      456,294 (includes 1,000 shares that Mr. Brugger has a right to acquire by an employee stock option that is exercisable within 60 days)
-----------------------------------------------------------------------------------------------------------
10.                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                                            [ ]
-----------------------------------------------------------------------------------------------------------
11.                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      4.05%
-----------------------------------------------------------------------------------------------------------
12.                   TYPE OF REPORTING PERSON*
                      IN
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 10 Pages
                    An Index of Exhibits appears on Page 11

CUSIP NO.                       Schedule 13G                  Page 3 of 10 Pages
04040A-10-1
------------------------                             ---------------------------

1.                    NAMES OF REPORTING PERSONS
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Stephen J. Brugger, Trustee FBO Aidan J. Brugger Trust
-----------------------------------------------------------------------------------------------------------
2.                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                                          (b) [X]
-----------------------------------------------------------------------------------------------------------
3.                    SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4.                    CITIZENSHIP OR PLACE OF ORGANIZATION
                      Trust organized under the laws of the State of Washington
-----------------------------------------------------------------------------------------------------------
     NUMBER OF              5.  SOLE VOTING POWER                       2,000
-----------------------------------------------------------------------------------------------------------
      SHARES
-----------------------------------------------------------------------------------------------------------
    BENEFICIALLY            6.  SHARED VOTING POWER
-----------------------------------------------------------------------------------------------------------
      OWNED BY
-----------------------------------------------------------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER                  2,000
-----------------------------------------------------------------------------------------------------------
     REPORTING
-----------------------------------------------------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------------------------------------------
9.                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,000
-----------------------------------------------------------------------------------------------------------
10.                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                                            [ ]
-----------------------------------------------------------------------------------------------------------
11.                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.02%
                      -----
-----------------------------------------------------------------------------------------------------------
12.                   TYPE OF REPORTING PERSON*
                      OO   (Trust)
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 10 Pages
                    An Index of Exhibits appears on Page 11

CUSIP NO.                        Schedule 13G                Page 4 of 10 Pages
04040A-10-1
------------------------                             ---------------------------

1.                    NAMES OF REPORTING PERSONS
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Stephen J. Brugger Custodian for Aidan J. Brugger under the Washington UTMA
-----------------------------------------------------------------------------------------------------------
2.                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                                           (b) [X]
-----------------------------------------------------------------------------------------------------------
3.                    SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4.                    CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States Citizen
-----------------------------------------------------------------------------------------------------------
     NUMBER OF              5.  SOLE VOTING POWER                       2,760
-----------------------------------------------------------------------------------------------------------
      SHARES
-----------------------------------------------------------------------------------------------------------
    BENEFICIALLY            6.  SHARED VOTING POWER
-----------------------------------------------------------------------------------------------------------
      OWNED BY
-----------------------------------------------------------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER                  2,760
-----------------------------------------------------------------------------------------------------------
     REPORTING
-----------------------------------------------------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------------------------------------------
9.                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,760
-----------------------------------------------------------------------------------------------------------
10.                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                                            [ ]
-----------------------------------------------------------------------------------------------------------
11.                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.02%
                      -----
-----------------------------------------------------------------------------------------------------------
12.                   TYPE OF REPORTING PERSON*
                      IN
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 10 Pages
                    An Index of Exhibits appears on Page 11

CUSIP NO.                        Schedule 13G                 Page 5 of 10 Pages
04040A-10-1
------------------------                             ---------------------------

1.                    NAMES OF REPORTING PERSONS
                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Stephen J. Brugger Trustee FBO The Brugger Family Childrens Trust
-----------------------------------------------------------------------------------------------------------
2.                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                                           (b) [X]
-----------------------------------------------------------------------------------------------------------
3.                    SEC USE ONLY
-----------------------------------------------------------------------------------------------------------
4.                    CITIZENSHIP OR PLACE OF ORGANIZATION
                      Trust organized under the laws of the State of Washington
-----------------------------------------------------------------------------------------------------------
     NUMBER OF              5.  SOLE VOTING POWER                       40,000
-----------------------------------------------------------------------------------------------------------
      SHARES
-----------------------------------------------------------------------------------------------------------
    BENEFICIALLY            6.  SHARED VOTING POWER
-----------------------------------------------------------------------------------------------------------
      OWNED BY
-----------------------------------------------------------------------------------------------------------
        EACH                7.  SOLE DISPOSITIVE POWER                  40,000
-----------------------------------------------------------------------------------------------------------
     REPORTING
-----------------------------------------------------------------------------------------------------------
    PERSON WITH             8.  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------------------------------------------
9.                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      40,000
-----------------------------------------------------------------------------------------------------------
10.                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                                                            [ ]
-----------------------------------------------------------------------------------------------------------
11.                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.35%
                      -----
-----------------------------------------------------------------------------------------------------------
12.                   TYPE OF REPORTING PERSON*
                      OO  (Trust)
-----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 10 Pages
                    An Index of Exhibits appears on Page 11

                                  SCHEDULE 13G

Item 1(a).  Name of Issuer.

     This Schedule 13G relates to ARIS Corporation, a Washington corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2229 - 112th Avenue NE, Bellevue, Washington 98004.

Item 2(a).  Name of Person Filing.

     This Schedule 13G relates to the following reporting persons:
     .  Stephen J. Brugger
     .  Aidan J. Brugger Trust
     .  Stephen J. Brugger Custodian FBO Aidan J. Brugger under the
        Washington UTMA
     .  The Brugger Family Childrens Trust

Item 2(b).  Address of Principal Business Office.

     The business address of each of the reporting persons is 2229 112th Avenue NE, Bellevue, Washington 98004.

Item 2(c).  Citizenship.

     .  Stephen J. Brugger is a United States citizen
     . Aidan J. Brugger Trust is a Trust organized under the laws of the State of Washington
     .  Aidan J. Brugger, a minor, is a United States citizen
     . The Brugger Family Childrens Trust is a Trust organized under the laws of the State of Washington.

Item 2(d).  Title of Class of Securities.

     This Schedule 13G relates to the Company's common stock, no par value per share (the "Common Stock").

Item 2(e).  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 04040A-10-1.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

     (a) [ ]   Broker or dealer registered under Section 15 of the Exchange Act,

                              Page 6 of 10 Pages
                    An Index of Exhibits appears on Page 11

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act,

     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Exchange
Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

     (e)  [ ]  An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E),

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G),

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement if filed pursuant to Rule 13d-1(c), check this box:  [ ]

     Not applicable.

Item 4.  Ownership.

     The following describes the ownership of Common Stock by Stephen J. Brugger as of December 31, 1998:

     (a)       Amount beneficially owned:  456,294 (1)

     (b)       Percent of class:  4.05%

     (c)       Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote: 456,294 (1)(2)

               (ii)   Shared power to vote or to direct the vote: 0

               (iii)  Sole power to dispose or to direct the disposition of:
                      456,294 (1)(2)

               (iv)   Shared power to dispose or to direct the disposition of: 0

     (1) Includes 1,000 shares that Mr. Brugger has a right to acquire by an employee stock option that is exercisable within 60 days. Also includes 2,000 shares registered in the name of Aidan J. Brugger Trust, 2,760 shares registered in the name of Aidan J. Brugger and 40,000 shares registered in the name of the Brugger Family Childrens Trust. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

     (2) Stephen J. Brugger is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

     The following describes the ownership of Common Stock by Aidan J. Brugger Trust as of December 31, 1998:

     (a)  [ ]  Amount beneficially owned:  2,000

     (b)  [ ]  Percent of class:  .02%

                              Page 7 of 10 Pages
                    An Index of Exhibits appears on Page 11

     (c)       Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  2,000 (1)

               (ii)   Shared power to vote or to direct the vote:  0

               (iii)  Sole power to dispose or to direct the disposition of:
                      2,000 (1)

               (iv)   Shared power to dispose or to direct the disposition of: 0

     (1) Stephen J. Brugger, Trustee FBO Aidan J. Brugger Trust is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

     The following describes the ownership of Common Stock by Aidan J. Brugger as of December 31, 1998:

     (a)       Amount beneficially owned:  2,760

     (b)       Percent of class:  .02%

     (c)       Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  2,760 (1)

               (ii)   Shared power to vote or to direct the vote: 0

               (iii)  Sole power to dispose or to direct the disposition of:
                      2,760 (1)

               (iv)   Shared power to dispose or to direct the disposition of: 0

     (1) Stephen J. Brugger, Custodian of Aidan J. Brugger under the Washington UTMA is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

     The following describes the ownership of Common Stock by The Brugger Family Childrens Trust as of December 31, 1998:

     (a)       Amount beneficially owned:  40,000

     (b)       Percent of class:  .35%

     (c)       Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  40,000 (1)

               (ii)   Shared power to vote or to direct the vote:  0

               (iii)  Sole power to dispose or to direct the disposition of:
                      40,000 (1)

               (iv)   Shared power to dispose or to direct the disposition of: 0

     (1) Stephen J. Brugger, Trustee FBO The Brugger Family Childrens Trust is deemed to have the power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares.

                              Page 8 of 10 Pages
                    An Index of Exhibits appears on Page 11

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [XX].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Not applicable.

                              Page 9 of 10 Pages
                    An Index of Exhibits appears on Page 11

                                   SIGNATURE

     The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

                                  Dated:  February 2, 1999


                                  /s/  STEPHEN J. BRUGGER
                                  ----------------------------------------
                                  STEPHEN J. BRUGGER

                                  AIDAN J. BRUGGER TRUST


                                  By: /s/  STEPHEN J. BRUGGER
                                     -------------------------------------
                                     Stephen J. Brugger, Trustee

                                  AIDAN J. BRUGGER UNDER WASHINGTON UTMA


                                  By: /s/  STEPHEN J. BRUGGER
                                     -------------------------------------
                                     Stephen J. Brugger, Custodian

                                  THE BRUGGER FAMILY CHILDRENS TRUST


                                  By: /s/  STEPHEN J. BRUGGER
                                     -------------------------------------
                                     Stephen J. Brugger, Trustee


                              Page 10 of 10 Pages
                    An Index of Exhibits appears on Page 11

                                 EXHIBIT INDEX


(1) Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).


                                    Page 11
                    An Index of Exhibits appears on Page 11